Exhibit 10.22

Kona Gold- Ryan Dodd Agreement

This Agreement is made and entered into as of May 1, 2019 by and between Kona Gold and Ryan Dodd (Skier), a professional Athlete

AGREEMENT

For the purpose of promoting the Kona Gold brand of products, and in consideration of the mutual promises herein contained, Kona Gold and Skier agree as follows.

Term of Agreement

Agreement shall be commencing May 1, 2019, for a term of two years until May 1, 2021.

Services of Skier

2.1 Skier agrees that Kona Gold shall have the right to the use of his name and reputation in connection with, without limitation, any advertising, promotion or distribution of the products.

2.2 Skier agrees to appear at any promotional or other function required by Kona Gold, at no expense to Skier for a maximum of 3 days per year. Kona Gold will agree to provide Skier with (60) days written notice of such function, and shall pay for Skier’s transportation to and from the function, and for Skier’s lodging while at or traveling to and from the function.

2.3 In addition to the above, Skier further agrees that he will, to the best of his ability, and at all times, promote and advertise the Products and Services approved by Kona Gold exclusively at, without limitation, any and all waterskiing or other water sports events, tournaments, competitions, water ski schools and clinics, and special promotions. Skier will have on hand Kona Gold drink for people to sample as Clinics, and at Ski School.

2.4 Skier agrees to provide Kona Gold with Skier Instagram, Facebook and other social network addresses in order to incorporate Skier feeds on Kona Gold website or Marketing Materials.

2.5 Skier agrees to do 2 Social Media Posts Per month, Kona Gold Specific. Strategy can be discussed with Kona Gold Marketing Team.

2.6 Skier agrees to have Kona Gold Logo placement on Website and on Skis and Helmet. Helmet and Tails of Skis will be wrapped in Kona Gold pattern with Logo. Skier will do his best to represent Kona Gold on the podium with Logo placement at all events. The Headgear (Helmet) will be exclusive to Kona Gold, and have no other Logos.

Services of Kona Gold

3.1 During the term of this Agreement, Kona Gold agrees to provide Skier with an adequate product amount. In addition Kona Gold will work with Skier to create Video and Imagery content for use of both parties.

- 2 Cases per month Product for athletes use and for marketing purposes, and social media promotions

- 2 Short Promo Videos for Instagram, or Facebook that Include Kona Gold

- Kona Gold shirts and hats and towels for personal use

3.2	Kona Gold will compensate Skier as follows, $1350.00 Per month to be paid out monthly.
3.3	Bonus of $5000.00 for finishing season ranked #1 in the World.
3.4	Signing Bonus of 262,500 shares of Kona Gold Solutions, Inc. Common Stock

/s/ Robert Clark	04/22/2019
Kona Gold Products	Date

/s/ Ryan Dodd	04/18/2019
Ryan Dodd	Date